Exhibit 99.1

WILSHIRE FINANCIAL SERVICES GROUP INC. CHANGES NAME
TO BEVERLY HILLS BANCORP INC.

Calabasas, California (Business Wire) – August 17, 2004 – Wilshire Financial Services Group Inc. (NASDAQ-NNM:WFSG) (the “Company”) announced today that it has changed its name to Beverly Hills Bancorp Inc. In addition, effective Wednesday, August 18, 2004, the Company’s NASDAQ ticker symbol (currently WFSG) will change to BHBC.

The name change was recently approved by the Company’s stockholders at the annual meeting. The Company believes that the new name is more reflective of its current and expected future operations as primarily a bank holding company. Beverly Hills Bancorp Inc. is the parent of First Bank of Beverly Hills, F.S.B., a federally chartered savings bank with total assets of approximately $1.2 billion at June 30, 2004.

Contact Information:

Beverly Hills Bancorp Inc.
Joseph W. Kiley
Chief Executive Officer and
Chief Financial Officer
(800) 515-1616 x 5418

# # # # #